Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA PROVIDES UPDATE ON 2007 EARNINGS RESULTS

Toronto, Ontario, January 24, 2008 – SunOpta Inc. (Nasdaq:STKL) (TSX:SOY) today provided an indication of expected financial results for 2007.

For fiscal 2007, the Company is expected to realize revenues of slightly over $800 million, exceeding previously provided revenue guidance of $775 to $800 million, an increase of approximately 34% versus 2006. These revenues are reflective of the continued strong demand in the Company's core natural and organic foods business.

Earnings for the year are expected to be in the range of $0.12 to $0.14 per diluted common share and have been impacted by significant issues within the SunOpta Fruit and SunOpta BioProcess Groups which have led to significant write downs and provisions in the range of $12 to $14 million pre-tax. The Company is currently analyzing the impact of the adjustments related to the SunOpta Fruit Group berry operations, including the potential impact on previously issued fiscal 2007 financial statements which will likely result in the restatement of previous quarters.

The Company has determined that inventories within the SunOpta Fruit Group's berry operations require write-down to net realizable value and preliminary estimates indicate that an adjustment in the range of $9 to $11 million for this issue and related items is necessary. Upon becoming aware of this issue, the Company has initiated a number of immediate and specific actions including engagement of an independent third party by the Company's audit committee to assess internal controls and processes, and implementation of a series of specific pricing and cost related actions to address potential causes of this issue. The Company's testing and analysis is ongoing and there can be no assurance that further adjustments will not be required.

Included in the updated earnings estimate for the year is a provision of approximately $3 million pre-tax, related to difficulties in collecting for services and equipment provided to a customer under the terms of an existing equipment supply contract within the SunOpta BioProcess Group. The Company also has knowledge that the customer's US affiliate is in violation of a Technical Development Agreement which delineates the intellectual property of each of the parties. As a result of failed discussions to resolve these issues, the Company has taken legal action to protect its intellectual property and recover costs, and thus feels it is necessary to reserve for uncollected amounts.

The balance of the Company's core food group operations performed extremely well throughout the year. The SunOpta Grains and Foods Group, SunOpta Ingredients Group, SunOpta Distribution Group and global sourcing operations within the SunOpta Fruit Group all reported strong results, well ahead of the prior year. Opta Minerals Inc. continues to perform well but has been somewhat impacted by cyclical weak economic conditions which are impacting the steel and foundry industries. Even with the tough economic conditions, the business is expected to realize earnings in the same range as the prior year. SunOpta BioProcess continued to invest in expansion of its operations throughout the year and in doing so is now well positioned for the future.

Given the issues within the SunOpta Fruit Group's berry operations, the Company has decided to fully assess the short and long term impact of the root causes behind the issues identified before providing 2008 revenue and earnings guidance. This analysis is currently ongoing. The Company remains very confident in its strategic positioning and the outlook for the business, but believes it is most prudent to complete this analysis in order to ensure that the guidance provided is as accurate as possible.

The Company also provided an update on the previously announced intention to acquire Tradin Organics, and confirmed that due diligence and related documentation has essentially been completed, however, the closing will be delayed pending resolution of these issues and final approval from the Company's lenders.

Steve Bromley, President and Chief Executive Officer will host a conference call at 9:00 AM Eastern Time on Friday, January 25, 2008, to provide further details with regards to the 2007 projected results, the actions currently being implemented and the outlook for 2008, plus discuss the Company's strategies and focus for the future. After opening remarks, there will be a question and answer period. This conference call can be accessed with the toll free dial-in number 1 (866) 322-2356 or (416) 640-3405 followed by pass code: 2419074#. The call will also be distributed live over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors may listen to the call via www.companyboardroom.com, and institutional investors may listen via www.streetevents.com. Additionally, the call may be accessed via a link at the Company's website at www.sunopta.com. To listen to the live call over the Internet, please go to one of the websites at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the websites. A replay number can also be accessed between January 25th and February 4th, 2008 with the toll free dial-in number (888) 203 - 1112 or (647) 436-0148 followed by pass code: 2419074#.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Inc. (TSX:OPM) (66.3% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to expected financial results, business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to final 2007 financial results, the Company's ability to address inventory issues in its berry operations, the outcome of any pending litigation; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman	Lytham Partners, LLC
Steve Bromley, President & CEO	Joe Diaz
Joseph Riz, Executive Vice President	Robert Blum
John Dietrich, Vice President & CFO	Joe Dorame
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com